Exhibit 10.8

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

NET SMELTER RETURNS ROYALTY AGREEMENT

THIS AGREEMENT is dated with effect as of _____________________, 2020.

BETWEEN:

●, a ● having an office at ●

(“Owner”)

AND:

GOLD ROYALTY CORP., a company having an office at 1830-1030 West Georgia Street, Vancouver, British Columbia, Canada V6E 2Y3

(“Royalty Holder”)

WHEREAS:

A.	Owner is the legal and beneficial holder of a 100% undivided interest in the Property (as defined herein);

B.	Pursuant to a Royalty Purchase Agreement between GoldMining Inc. (“GMI”)., the ultimate parent company of the Owner, and the Royalty Holder dated November ●, 2020 (the “RPA”), GMI agreed to, among other things, cause the Owner to issue and grant to the Royalty Holder the Royalty;

C.	Pursuant to a Funding Agreement between the Owner and GMI dated ●, 2020, the Owner agreed to, among other things, issue and grant the Royalty to the Royalty Holder in satisfaction of the obligations of GMI under the RPA; and

D.	Owner seeks to issue and grant to the Royalty Holder the Royalty, all on and subject to the terms and conditions herein contained.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties covenant and agree as follows:

1.	INTERPRETATION

1.1	Preambles and Schedules. The preambles and the Schedules form an integral part of this Agreement.

1.2	Defined Terms. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person;

(b)	“Agreement” means this Net Smelter Returns Royalty Agreement as amended or supplemented in accordance with the terms hereof;

(c)	“Allowable Deductions” means all costs, charges and expenses paid, incurred, or deemed incurred by the Owner or its Affiliates for or with respect to Products comprising:

(i)	direct charges in respect of smelting and refining (including handling, processing, settlement fees, weighing, sampling, assaying umpire, loading and unloading), but excluding costs of mining and milling or concentrating;

(ii)	actual and direct costs of transportation (including freight, security and insurance, demurrage and delay) of Products from the Property to the place of treatment and then to the place of Sale; and

(iii)	all non-recoupable production taxes, severance taxes or sales, excise, import, export and other taxes and levies, including any mining taxes, if any, based directly on or assessed against the value or quantity of Products that is subject to the Sale but excluding any and all taxes based upon the net or gross income, gross revenue or outstanding capital of the Owner or other operator of the Property, the value of the Property or the privilege of doing business and other taxes assessed on a similar basis;

provided that:

(x)	where Products are processed on or off the Property in a facility wholly or partially owned by the Owner, a shareholder or member of the Owner or an Affiliate of the Owner or an Affiliate of a shareholder or member of the Owner or any Allowable Deductions are otherwise based upon costs incurred in respect of activities or services performed by the Owner, a shareholder or member of the Owner or an Affiliate of the Owner or an Affiliate of a shareholder or member of the Owner, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm’s length basis providing the most competitive alternative or which would not be Allowable Deductions if those Products were processed by an independent third party; and

(y)	there will be no Allowable Deductions from Gross Proceeds received as a result of a Product Loss.

(d)	“Annual Report” means a written report, in relation to any calendar year, detailing:

(i)	the number of ounces or pounds of Products (on a Product by Product basis) produced from the Property on a quarterly basis, in the applicable calendar year, as well as tonnes mined, average grade mined, head grade of milled Products and metallurgical recovery in the applicable calendar year;

(ii)	if applicable, the names and addresses of each Offtaker to which the Products referred to in subsection (i) were delivered;

(iii)	the Gross Proceeds and the Allowable Deductions which were applied against the Gross Proceeds and the Net Smelter Returns which have resulted or which are estimated to result from the Products referred to in subsection (i) on a quarterly basis;

(iv)	the amount of the Royalty which has been paid to the Royalty Holder with respect to the Products referred to in subsection (i), in accordance with the provisions of this Agreement on a quarterly basis;

(v)	the Product prices used by the Owner and its Affiliates for short term and long term planning purposes with respect to the Property;

(vi)	an updated mine operating and development plan and budget which includes updated reserves and resources, forecasted production during the upcoming annual calendar year period and any planned drilling and exploration activities and mining operations within the Property during the upcoming annual calendar year period; and

(vii)	a summary of the status of any and all material permits and permit applications with respect to the Property;

(e)	“Annual Report Dispute Notice” has the meaning set forth in section 3.12(a);

(f)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in Vancouver, British Columbia, Canada;

(g)	“Confidential Information” has the meaning set forth in section 9.2;

(h)	“Control” or “Controlled” means:

(i)	when used as a verb, with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management or by contract, operating agreement, voting trust or otherwise;

(ii)	when used as a verb, with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and

(iii)	when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in subsections (i) and (ii) of this definition;

(i)	“Demanding Party” has the meaning set forth in section 7.1(a);

(j)	“Dispute Notice” has the meaning set forth in section 7.1(a);

(k)	“Expert’s Report” has the meaning set forth in section 3.12(b);

(l)	“Gross Proceeds” means proceeds received or deemed to be received by the Owner or its Affiliates from a Sale;

(m)	“Losses” means all damages, claims, losses, liabilities, fines, penalties, expenses, proceedings, obligations, deficiencies and costs (including all reasonable legal and other professional fees and disbursements, interest, penalties, judgement and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgement or settlement or compromise), including any taxes payable in respect thereof and any special, indirect and consequential losses (including loss of profits or loss of revenue);

(n)	“Material Adverse Effect” means an effect, change, event, occurrence or development that results in the material or potentially material impairment of the Royalty Holder’s ability to realize on the value of the Royalty or collect Royalty payments or damages as and when such may become due;

(o)	“Materials” has the meaning set forth in section 2.5;

(p)	“Month” means a calendar month;

(q)	“Monthly Average Spot Price” means the average Spot Price for the applicable Product in United States dollars (or, should that quotation cease, another similar quotation acceptable to the Parties or, if they cannot agree, determined by arbitration hereunder), calculated by dividing the sum of all such prices with respect to the applicable Product reported for the Month by the number of days for which such prices were reported;

(r)	“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, or any successor instrument, rule or policy;

(s)	“Net Smelter Returns” means the Gross Proceeds from a Sale less Allowable Deductions;

(t)	“Offtaker” means the counterparty to an Offtake Agreement;

(u)	“Offtake Agreement” means any refining, smelting, brokering, marketing and/or processing agreement entered into by the Owner or its Affiliates with respect to Products;

(v)	“Owner” has the meaning set forth in the preambles to this Agreement;

(w)	“Party” or “Parties” means one or more of the parties to this Agreement;

(x)	“Person” means and includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, governmental agency or board or commission or authority and any other form of entity or organization;

(y)	“Product Loss” means loss of, theft of or damage to Products, whether or not occurring on or off the Property and whether the Products are in the possession of the Owner or its Affiliates or otherwise;

(z)	“Products” means any and all economic marketable metal minerals, in whatever form or state, produced from the Property and without limitation, any products resulting from the further milling, processing or other beneficiation, including without limitation, ore concentrates, doré, powders or dusts or Refined Metal;

(aa)	“Property” means all mineral rights, title and interest that comprise the ● Project located in ●, as such mineral rights are described in Schedule “A” attached hereto and includes without limitation all current and future rights or interests appurtenant thereto as well as any amendments, relocations, adjustments, resurvey, additional locations, conversions of, or any renewal, amendment, other modification or extension, consolidation, accession or succession thereto, whether created privately or through government action, of any of the foregoing covering any of the land areas within the boundaries of the Property as of the date hereof and as depicted in Schedule “A” attached hereto;

(bb)	“Refined Metal” means gold, silver, lead, copper, zinc, platinum group or other marketable Products refined to standards meeting or exceeding commercial standards for the sale of such refined metals;

(cc)	“Release and Indemnity” has the meaning set forth in section 2.7(b);

(dd)	“Released Property” has the meaning set forth in section 2.7(a);

(ee)	“Released Property Conveyance Date” has the meaning set forth in section 2.7(b);

(ff)	“Relinquishment Event” has the meaning set forth in section 2.7(a);

(gg)	“Relinquishment Notice” has the meaning set forth in section 2.7(a);

(hh)	“Relinquishment Notice Period” has the meaning set forth in section 2.7(b);

(ii)	“Responding Party” has the meaning set forth in section 7.1(a);

(jj)	“Royalty” means ●% of Net Smelter Returns from the Sale of all Products from the Property;

(kk)	“Royalty Holder Indemnified Parties” has the meaning set forth in section 5.1;

(ll)	“Sale” means a sale or Transfer of title of Products by or on behalf of the Owner or any of its Affiliates to a Person, whether or not an Affiliate of the Owner, and is deemed to include a deemed Transfer of title to Products transported off the Property that the Owner elects to have credited to or held for its account by an Offtaker and is also deemed to include any Product Loss prior to any Transfer or deemed Transfer of title to Products;

(mm)	“Spot Price” means (i) in the case of Refined Metal that is gold, the price of gold in U.S. dollars on the London Metal Exchange, being the London P.M. gold fix; (ii) in the case of Refined Metal that is silver, the price of silver in U.S. dollars quoted on the London Metal Exchange; and (iii) in the case of other Refined Metals, the price per unit in U.S. dollars for the relevant Refined Metal as quoted in “Metals Week”. If for any reason the London Metal Exchange is no longer in operation or the spot price of any Refined Metal is not quoted by the London Metal Exchange or in Metals Week, as applicable, the “Spot Price” of such Refined Metal shall be determined by reference to the price of such Refined Metal on another commercial exchange mutually acceptable to the Parties;

(nn)	“Trading Activities” has the meaning set forth in section 3.9;

(oo)	“Transfer” means:

(i)	when used as a verb, to sell, transfer, assign, mortgage, encumber, charge, pledge, grant a right, title or interest in or to, grant or allow to exist any encumbrance in respect of, or otherwise encumber or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin-out transactions;

(ii)	when used as a noun, a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction; and

(pp)	“VANIAC” has the meaning set forth in section 7.1.

1.3	Governing Law. Except for matters of title to the Property or the assignment or Transfer of the Property, which will be governed by the law of the site of the Property, this Agreement shall be construed, interpreted and enforced in accordance with, and the respective obligations of the Parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.4	Severability. If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

1.5	Calculation of Time. If any time period set forth in this Agreement ends on a day of the week which is not a Business Day, then, notwithstanding any other provision of this Agreement, such period will be extended until the end of the next following day which is a Business Day.

1.6	Headings. The headings to the articles and sections of this Agreement are inserted for convenience only and will not affect the construction hereof.

1.7	Other Matters of Interpretation. In this Agreement:

(a)	the singular includes the plural and vice versa;

(b)	the masculine includes the feminine and vice versa;

(c)	references to “article,” “section” and “subsection” are to articles, sections and subsections of this Agreement, respectively;

(d)	all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(e)	all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its Control or otherwise; and

(f)	the words “hereto,” “herein,” “hereby,” “hereunder,” “hereof’ and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular article, part, section, exhibit or portion thereof.

2.	ROYALTY DESCRIPTION, RELINQUISHMENT AND FUTURE ROYALTIES

2.1	Net Smelter Return Royalty. For good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the Owner does hereby issue and grant to the Royalty Holder, and agrees to pay to the Royalty Holder, the Royalty all on the terms and conditions specified in this Agreement.

2.2	Withholding. [********].

2.3	Sale of Products Other Than to a Smelter or Refinery. If there is a Sale by the Owner or an Affiliate other than to a smelter or refinery, the Royalty shall be ●% of the gross value of recoverable metals or other materials contained in such Products, without deductions except for penalties or offsets in respect of ore dependent factors, if any, imposed by the buyer in relation to the specific Products delivered. The amount of recoverable metals or other materials contained in Products removed from the Property shall be calculated and determined based upon assays, metallurgical tests and such other analyses as are customary in the industry which are conducted in a manner satisfactory to the Owner and the Royalty Holder, acting reasonably. If the Parties are unable to agree on the manner of conducting such assays, tests and analyses for a period of 30 days, either of the Parties may refer the question to arbitration hereunder and the decision of the arbitrator shall be final and binding upon the Parties. For the purposes of this section, the gross value of such metals or other materials shall be determined by multiplying the amount of such metals or other materials by the Monthly Average Spot Price on the date of Sale.

2.4	Interest in Land. The Parties agree that, subject to the provisions of section 2.7 and to the extent permitted by applicable law, the Royalty constitutes an interest in the Property and will be a covenant running with the Property, will be enforceable as an in rem interest in land which shall run with the Property and will be binding upon and enure to the benefit of the Parties and their respective successors and assigns. It is the intention of the Parties that to the extent permissible at law, the Royalty on the Property and the Royalty Agreement shall be registerable or otherwise recordable in all public places where interests in land in respect of the Property are recordable and the Owner shall, at the Owner’s sole cost and expense, execute, deliver, file, register and record such further documents as may be necessary for the timely and effective recording or registration of a caution, conveyance, mortgage, notice or caveat in respect of this Agreement, in such public places [including any necessary translation of this Agreement into the [Spanish/Portuguese] language as may be required by applicable laws or regulations]. It is further understood that, should the Royalty not be capable of being registered or recorded against title to the Property without reference to any form of additional security for the Royalty, the Owner will cooperate fully in executing any necessary documentation in order that such additional security, as may be commercially reasonable, be registered or recorded as may be required in order to register or record the Royalty and related additional security.

2.5	Tailings and Residue. All tailings, residues, waste rock, spoiled leach materials and other materials (collectively the “Materials”) resulting from the Owner’s operations and activities on the Property shall be the sole property of the Owner, but shall remain subject to the obligation to pay the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in Products. The Owner shall have the right to dispose of Materials from the Property, whether on or off of the Property, and to commingle the same with Materials from other properties. In the event Materials are processed or reprocessed, as the case may be, the Royalty applicable thereto shall be determined on a pro rata basis as determined by using such reasonable and customary engineering and technical practices as are then available.

2.6	Ore Processing. All determinations with respect to: (a) whether ore from the Property will be beneficiated, processed or milled by the Owner or sold in a raw state; (b) the methods of beneficiating, processing or milling any such ore; (c) the constituents to be recovered therefrom; and (d) the purchasers to whom any ore, minerals or mineral substances derived from the Property may be sold, shall be made by the Owner in its sole and absolute discretion.

2.7	Abandonment, Relinquishment or Non-Renewal.

(a)	If the Owner or an Affiliate of the Owner wishes to abandon, relinquish or terminate or not renew (the “Relinquishment Event”) all or any portion of the Property (the “Released Property”), then the Owner shall provide the Royalty Holder with a minimum of 30 days prior written notice of such intended Relinquishment Event (the “Relinquishment Notice”).

(b)	Upon receipt of the Relinquishment Notice, the Royalty Holder shall have a period of 10 days (“Relinquishment Notice Period”) within which to advise the Owner by written notice that it desires to acquire such Released Property for consideration of (i) $10.00 and (ii) a release and indemnity, whereby the Royalty Holder releases and indemnifies the Owner from any Losses arising out of or in consequence of any act, activity, omission or obligation in relation to such Released Property that existed, occurred or took place as a result of an action by the Royalty Holder after the assignment or conveyance of such Released Property to the Royalty Holder (the “Released Property Conveyance Date”), provided that, for certainty, the Royalty Holder shall not release or indemnify the Owner from any Losses arising out of or in consequence of any act, activity, omission or obligation in relation to the Released Property that existed, occurred or took place before the Released Property Conveyance Date (the “Release and Indemnity”).

(c)	If the Royalty Holder shall forward a written notice as contemplated in section 2.7(b) to the Owner within the Relinquishment Notice Period, the Owner shall thereafter do all such acts and things or shall cause all such acts and things to be done, at the Royalty Holder’s sole cost and expense, to assign or convey, as appropriate, the Released Property to the Royalty Holder and to have the Released Property recorded or registered into the name of the Royalty Holder.

(d)	If the Royalty Holder does not forward a written notice as contemplated in section 2.7(b) to the Owner within the Relinquishment Notice Period, then the Owner or the Affiliate of the Owner shall have the right to complete the Relinquishment Event with respect to the applicable Released Property.

(e)	If a Relinquishment Event is completed thereafter and the Owner or any Affiliate of the Owner subsequently reacquires a direct or indirect beneficial interest in the Released Property, then such Released Property will once again be subject to the obligation to pay the Royalty with respect thereto.

3.	PAYMENTS, TRADING ACTIVITIES AND BOOKS AND RECORDS

3.1	Payment Obligation. The obligation to pay the Royalty will accrue when there has been a Sale, provided that any Royalty due in respect of a Product Loss will accrue when the insurance proceeds are paid.

3.2	Provisional Settlements. Where a Sale (including an insurance settlement in respect of a Product Loss) is made on a provisional basis, the amount of the Royalty payable will be based upon the amount of metal or other Products (or the amount of the insurance settlement received in respect of a Product Loss) credited by such provisional settlement, but will be adjusted to account for the amount of metal or other Products (or the amount of the insurance settlement received in respect of a Product Loss) established by final settlement with the treatment facility or with the purchaser or insurer, as the case may be. If production has ceased, settlement will be made between the Parties by cash payment.

3.3	Due Date. Royalty payments will be due and payable quarterly on the last day of the Month following the end of the calendar quarter in which the same accrued. The Owner shall pay interest on any delinquent Royalty payment at a rate per annum of 10%, compounded annually, commencing on the date on which such delinquent payment was properly due and payable and continuing until the date on which the Royalty Holder receives payment in full of such delinquent payment and all accrued interest thereon.

3.4	Royalty Statements. Royalty payments will be accompanied by a statement showing in reasonable detail for the relevant calendar quarter:

(a)	the quantities, grades, tonnes mined, mined grade, head grade of milled Products and metallurgical recoveries of Products (on a Product by Product basis) produced;

(b)	the quantities and grades of Products (on a Product by Product basis) produced and for which there was a Sale in the quarter;

(c)	the Gross Proceeds of Sale received in the quarter (on a Product by Product basis), setting out the applicable Offtakers and the number of ounces, tonnes or pounds, as applicable, of each of the Products sold in each Month of the quarter as well as the Monthly Average Spot Price for each such Product for each Month of the quarter;

(d)	the quantity of Products produced from the Property, which are at the Property or elsewhere, which have not been the subject of a Sale;

(e)	the Allowable Deductions in the quarter;

(f)	any adjustments to provisional settlements; and

(g)	other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

3.5	Adjustments. Subject to section 3.2, all Royalty payments will be considered final and in full satisfaction of all obligations of the Owner with respect thereto, unless the Royalty Holder gives the Owner written notice describing and setting forth a specific objection to the determination thereof within 12 Months after the receipt by the Royalty Holder of the quarterly Royalty statement as described in section 3.4. In addition to the provisions of sections 3.10 and 3.12, if the Royalty Holder objects to a particular quarterly statement as herein provided, then:

(a)	the Royalty Holder will have the right for a period of 90 days after the Owner releases such notice of such objection, upon reasonable notice and at a reasonable time, and for a reasonable period of duration, to have the Owner’s accounts and records relating to the calculation of the Royalty in question audited by a chartered professional accountant of recognized standing selected by the Royalty Holder;

(b)	if such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved by adjusting the next quarterly Royalty payment due hereunder. If production has ceased, settlement will be made between the Parties by cash payment; and

(c)	the Royalty Holder will pay all costs of such audit unless a deficiency of more than 3% of the amount due to the Royalty Holder is determined to exist. The Owner will pay the costs of such audit if a deficiency of more than 3% of the amount due is determined to exist. Failure on the part of the Royalty Holder to make a claim to the Owner for adjustment in such one year period will establish the correctness of the payment and preclude the filing of exception thereto or the making of claims for adjustment thereon.

3.6	Conversion of Currency. All payments in respect of the Royalty will be made in U.S. dollars.

3.7	Wire Transfer. Payments made under or pursuant to this Agreement will be made without demand, notice, set-off or reduction, by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided by the Royalty Holder to the Owner not less than five Business Days prior to the dates upon which such payments are to be made. The date the wire transfer process is initiated shall be the date of such payment, provided that the Royalty Holder receives such payment, and the Owner shall have no duty to otherwise apportion any payment to the Royalty Holder or its successors or assigns.

3.8	Payments in Kind. In the event that the Royalty Holder determines that it wishes to receive Royalty payments in physical product in kind, the Royalty Holder shall provide written notice of such election. Upon timely receipt of such notice, the Owner shall direct any Offtaker that is the final refiner or other processor of the applicable Products to pay the Royalty directly to the account of the Royalty Holder. The Owner shall, and shall cause the Offtaker to, notify the Royalty Holder in writing at least three weeks prior to any change of such Offtaker. All costs incurred by the Owner with respect to arranging for such payment in kind shall be for the account of the Royalty Holder and may be deducted from any subsequent payment of the Royalty.

3.9	Trading Activities of Owner. The Owner will have the right to market and sell Refined Metal in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection and speculative arrangements (the “Trading Activities”) which may involve the possible physical delivery of Products. In determining the net proceeds from the Sale of any Products subject to the Royalty, the Owner will not be entitled to deduct from Gross Proceeds any Losses suffered by the Owner, a shareholder of the Owner or an Affiliate of the Owner in Trading Activities. If the Owner engages in Trading Activities, the Royalty will be determined on the basis of the value of the Products produced and without regard to the price or proceeds actually received by the Owner for or in connection with the Sale, or the manner in which a Sale to a third party is made by the Owner, such value to be based on the Monthly Average Spot Price for the Month during which Products are credited to the account of the Owner or any Affiliate with a smelter or refiner, or, if the Owner engages in Trading Activities in respect of Products other than Refined Metal, the Gross Proceeds will be based on the value of such Products at the time such Products are actually delivered to third parties. The Parties agree that the Royalty Holder is not a participant in the Trading Activities of the Owner, and therefore the Royalty will not be diminished or improved by losses or gains of the Owner or any of its Affiliates in any such Trading Activities.

3.10	Books and Records and Audit Rights. The Owner shall keep true, complete and accurate books and records of all of its operations and activities with respect to the Property, including the mining of Products therefrom and the mining, stockpiling, treatment, processing, refining and transportation of Products, prepared in accordance with good mining industry practice, consistently applied. Subject to section 9.2, the Royalty Holder and/or its authorized representatives shall be entitled, upon delivery of ten Business Days advance written notice, during the normal business hours of the Owner, in a manner that does not unreasonably interfere with the Owner’s business, and not more than once per calendar quarter (unless and until a discrepancy in excess of more than 3% is discovered and then the audit, review and examination rights shall be unrestricted), to perform audits or other reviews and examinations of the Owner’s books and records relevant to the calculation and payment of the Royalty pursuant to this Agreement to confirm compliance with the terms of this Agreement, including without limitation, calculations of Net Smelter Returns and to prepare technical reports pursuant to section 3.11. Without limiting the generality of the foregoing, the Royalty Holder shall have the right to audit all invoices and other records relating to the transportation of Products from the Property to any mill, refinery or other processor at which Products from the Property may be milled, smelted, concentrated, refined or otherwise treated or processed and relating to the transportation of Products in the form of concentrates, doré, slag or other waste products from any mill at which Products from the Property may be milled, to a processor. The Royalty Holder shall diligently complete any audit or other examination permitted hereunder. All expenses of any audit or other examination permitted hereunder shall be paid by the Royalty Holder, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of any Royalty payments paid to the Royalty Holder hereunder in respect of the period being audited or examined in an amount greater than 3% of the amount of the Royalty properly payable with respect to such period, in which event all expenses of such audit or other examination shall be paid by the Owner.

In performing such audit the Royalty Holder and/or its agents shall have reasonable access to all sampling, assay, weighing and production records, including all mining, stockpile and milling records of the Owner relating to the Property and any Products derived from the Property (and the Royalty Holder shall be allowed to make notes or a photocopy thereof, subject to the provisions of section 9.2), all of which such records shall be kept and retained by the Owner in accordance with good mining industry practice for a period of six years.

3.11	Technical Reports. If the Owner or any of its Affiliates prepares a technical report under NI 43-101 (or similar report) in respect of the Property, the Owner shall ensure that the Royalty Holder is provided with an advanced draft copy (and a reasonable opportunity to comment thereon) of such technical report before it is filed on SEDAR or otherwise publicly made available and in any event not less than 10 Business Days before it is so filed or made public. Upon the request of the Royalty Holder, the Owner shall use commercially reasonable efforts to cause the author(s) of such report to provide, at the sole cost and expense of the Royalty Holder, (i) a copy of such report to be addressed to the Royalty Holder or any of its Affiliates; (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to the Royalty Holder or any of its Affiliates; and (iii) such other consents in connection with the use of or reliance upon such report by the Royalty Holder or any of its Affiliates from time to time in its public disclosure as may be required by the Royalty Holder. Notwithstanding the foregoing, if the Royalty Holder or any of its Affiliates is required by applicable law to prepare a technical report under NI 43-101 (or similar report) in respect of the Property and chooses to prepare its own technical report (or similar report), the Owner shall, and shall cause its Affiliates to, cooperate with and allow the Royalty Holder and its authorized representatives to access technical information pertaining to the Property and complete site visits at the Property so as to enable the Royalty Holder or its Affiliates, as the case may be, to prepare the technical report (or similar report) in accordance with NI 43-101 (or any other applicable Canadian and/or U.S. securities laws and/or stock exchange rules and policies governing the disclosure obligations of the Royalty Holder or any of its Affiliates) at the sole cost and expense of the Royalty Holder.

3.12	Annual Report. The Owner shall deliver to the Royalty Holder an Annual Report on or before 120 days after the last day of each fiscal year of the Owner. With respect to any Annual Report, the Royalty Holder shall have the right to dispute any information provided in compliance with subsections (i), (iii) and (iv) in the definition of Annual Report in accordance with the provisions of this section relevant to the calculation and payment of the Royalty pursuant to this Agreement. If the Royalty Holder disputes any of that information in an Annual Report:

(a)	the Royalty Holder shall notify the Owner in writing within 90 days from the date of delivery of the applicable Annual Report that it disputes the accuracy of that Annual Report (or any part thereof) (the “Annual Report Dispute Notice”);

(b)	the Royalty Holder on the one hand and the Owner on the other hand shall have 90 days from the date the Annual Report Dispute Notice is delivered by the Royalty Holder to resolve the dispute. If the Royalty Holder and the Owner have not resolved the dispute within the said 90 day period, a mutually agreed independent third-party expert will be appointed to prepare a report with respect to the dispute in question (the “Expert’s Report”). If the Royalty Holder and the Owner have not agreed upon such expert within a further 10 days after the said 90 day period, then the dispute as to the expert shall be resolved by the dispute mechanism procedures set forth in Article 7;

(c)	if the Expert’s Report concludes that the amount of the Royalty which was to have been paid to the Royalty Holder was deficient by 3% or less from the Royalty set out in the Annual Report, then the cost of the Expert’s Report shall be borne by the Royalty Holder;

(d)	if the Expert’s Report concludes that the amount of the Royalty which was to have been paid to the Royalty Holder was deficient by more than 3% from the Royalty set out in the Annual Report, then the cost of the Expert’s Report shall be borne by the Owner; and

(e)	if the Royalty Holder or the Owner disputes the Expert’s Report and such dispute is not resolved between the Parties within ten days after the date of delivery of the Expert’s Report, then such dispute shall be resolved by the dispute mechanism procedures set forth in Article 7.

If the Owner does not deliver an Annual Report as required pursuant to this Article, the Royalty Holder shall have the right to perform or to cause its representatives or agents to perform, at the cost and expense of the Owner, an audit of the books and records of the Owner relevant to the Royalty in accordance with the provisions of section 3.10.

3.13	Property Visits. Subject at all times to the workplace rules and supervision of the Owner, and in compliance with applicable laws, the Royalty Holder shall, at reasonable times and upon reasonable notice, once per calendar year, and at its sole risk and expense, have:

(a)	a right of access by its representatives to the Property and to any mill used by the Owner to process Products derived from the Property (provided that in the event such mill is not owned or controlled by the Owner, such right of access shall only be the same as any such right of access of the Owner); and

(b)	the right: (i) to monitor the stockpiling and milling of ore or Products derived from the Property and to take samples from the Property or from any mill or processor for the purposes of assay verifications; and (ii) to weigh or to cause the Owner to weigh all trucks transporting Products from the Property to any mill processing Products from the Property prior to dumping of such ore and immediately following such dumping.

The Royalty Holder shall defend, indemnify and hold the Owner harmless from and against any Losses for damage to property or injury to or death of Persons arising from any such inspection, except to the extent the same are caused by the gross negligence or willful misconduct of the Owner.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and Warranties of the Owner. The Owner hereby represents and warrants to and in favour of the Royalty Holder and acknowledges and agrees that the Royalty Holder is entering into this Agreement on the basis of such representations and warranties, namely, that (i) the Owner has the corporate power, capacity and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by the Owner has been duly authorized by all required corporate action of the Owner; (ii) this Agreement represents a valid and binding obligation of the Owner duly enforceable against the Owner in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally; (iii) there is no event, change, circumstances, fact or state of being which could reasonably be expected to have a material and adverse effect on the ability of the Owner to perform its obligations under this Agreement or on the enforceability of this Agreement; and (iv) the Property is free and clear of all liens, charges, security interests, claims, mortgages and other encumbrances.

4.2	Covenant of the Owner Regarding Approvals. The Owner does hereby covenant and agree that it shall do all such acts and things and it shall not omit to do any acts or things as shall be necessary in order to obtain all necessary approvals as shall be required in order for it to be able to execute, deliver and perform its obligations under this Agreement.

4.3	Material Adverse Effect. The Owner shall promptly advise a Royalty Holder of any Material Adverse Effect and its intentions to address such Material Adverse Effect and to provide the Royalty Holder with all information that the Royalty Holder may request with respect to such Material Adverse Effect and to keep the Royalty Holder fully appraised of any ongoing matters related to it.

5.	INDEMNITIES

5.1	Indemnity by the Owner. The Owner does hereby agree to defend, indemnify, reimburse and hold harmless the Royalty Holder, its officers, directors, employees, agents, Affiliates and its successors and assigns (collectively, the “Royalty Holder Indemnified Parties”), and each of them, from and against any and all Losses that the Royalty Holder Indemnified Parties may sustain, suffer or incur as a result of:

(a)	a breach of this Agreement by the Owner; and

(b)	operations conducted on or in respect of the Property by or on behalf of the Owner or any of its Affiliates that result from or relate to the mining, handling, transportation, smelting or refining of the Products, including without limitation Losses, in any way arising from or connected with any non-compliance with environmental laws or any contaminants or hazardous substances on, in or under the Property or the soil, sediment, water or groundwater forming part thereof, whether in the past, present or future, or any contaminants or hazardous substances on any other lands or areas having originated or migrated from the Property or the soil, sediment, water or groundwater forming part thereof.

6.	TRANSFER RIGHTS

6.1	Restricted Transfer Rights of the Owner. The Owner may Transfer, in whole or in part: (i) the Property; or (ii) its rights and obligations under this Agreement; (it being understood that a Transfer of (i) or (ii) must involve a Transfer of both (i) and (ii)), so long as the following conditions are satisfied:

(a)	the Owner provides the Royalty Holder with at least 30 days prior written notice of the intent to Transfer;

(b)	any purchaser, merged company, transferee or assignee, as a condition to completion of the Transfer, agrees in writing in favour of the Royalty Holder, addressed to the Royalty Holder, to be bound by the terms of this Agreement, including without limitation, this section, and the Royalty Holder does not suffer a Material Adverse Effect in relation to the transactions set forth in this Agreement; and

(c)	any transferee of the Owner that is a mortgagee, chargeholder or encumbrancer obtains an agreement in writing in favour of the Royalty Holder, addressed to the Royalty Holder, from any subsequent purchaser or transferee of such mortgagee, chargeholder or encumbrancer that such subsequent mortgagee, chargeholder or encumbrancer will be bound by the terms of this Agreement (with respect to the latter, if applicable), and the Royalty Holder does not suffer a Material Adverse Effect in relation to the transactions set forth in this Agreement.

6.2	Transfer Rights of the Royalty Holder. The Royalty Holder shall have the right to Transfer or encumber, in whole or in part, its rights and obligations under this Agreement to another Person. The Royalty Holder shall also have the right to charge, pledge or assign as security to a lender its rights under this Agreement. In the case of a Transfer of the Royalty under this Agreement, the Royalty Holder shall be released from the transferred obligations under this Agreement. The Royalty Holder shall provide to the Owner written notice of any such Transfer as soon as reasonably practicable following completion of the Transfer.

6.3	Project Financing of the Owner. The Owner covenants to and in favour of the Royalty Holder that the terms of any project financing arranged with respect to the Property shall not allow for the lenders to prohibit or interfere with any Royalty payments due to the Royalty Holder hereunder or allow for cash sweeps or payments of excess cash flow to the lenders in priority to any Royalty payments due to the Royalty Holder hereunder. In connection with any such project financing the Owner shall obtain at the closing of such project financing a certificate executed by an authorized officer of each lending institution or any other third party to the project financing, acknowledging the validity and existence of this Agreement and the Royalty obligations under this Agreement and agreeing that it will not object to or attempt to prohibit payment of any of the payments of the Royalty hereunder.

7.	DISPUTE RESOLUTION

7.1	Arbitration. In the event of a dispute in relation to this Agreement, including without limitation, the existence, validity, performance, breach or termination hereof or any matter arising hereunder, including whether any matter is subject to arbitration, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute. Failing resolution satisfactory to either Party, within ten days of the time frame specified herein or if no time frame is specified within ten days of the delivery of notice by either Party of the said dispute, which shall be after the dispute remains open for a period of 90 days, either Party may request that the dispute be resolved by binding arbitration, conducted in English, in Vancouver, British Columbia, Canada, pursuant to the international commercial arbitration rules of the Vancouver International Arbitration Centre (the “VANIAC”). The appointing authority shall be the VANIAC and the case shall be administered by the VANIAC in accordance with its International Commercial Arbitration Rules of Procedure, subject to the following:

(a)	to demand arbitration either Party (the “Demanding Party”) shall give written notice (the “Dispute Notice”) to the other Party (the “Responding Party”), which Dispute Notice shall toll the running of any applicable limitations of actions by law or under this Agreement. The Dispute Notice shall specify the nature of the allegation and the issues in dispute, the amount or value involved (if applicable) and the remedy requested. Within 15 Business Days of receipt of the Dispute Notice, the Responding Party shall answer the demand in writing, responding to the allegations and issues that are disputed;

(b)	the Demanding Party and the Responding Party shall mutually agree upon one single qualified arbitrator within seven Business Days of the Responding Party’s answer, failing which either the Demanding Party or the Responding Party may request the VANIAC to appoint one qualified arbitrator within five Business Days of the Responding Party’s answer. The arbitrator shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated;

(c)	no later than 15 Business Days after hearing the representations and evidence of the Parties, the arbitrator shall make its determination in writing in English and shall deliver one copy to each of the Parties. The written decision of the arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court. The decision rendered by the arbitrator may be entered into any court for enforcement purposes;

(d)	the arbitrator may determine all questions of law and jurisdiction (including questions as to whether or not a dispute is arbitrable) and all matters of procedure relating to the arbitration;

(e)	the arbitrator shall have the right to grant legal and equitable relief and to award costs (including reasonable legal fees and the costs of arbitration) and interest. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator in its determination, if applicable. The arbitrator may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute;

(f)	all papers, notices or process pertaining to an arbitration hereunder may be served on a Party as provided in this Agreement; and

(g)	the Parties agree to treat as Confidential Information, in accordance with the provisions of section 9.2, the following: (i) the existence of the arbitral proceedings; (ii) written notices, pleadings and correspondence in relation to the arbitration; (iii) reports, summaries, witness statements and other documents prepared in respect of the arbitration; (iv) documents exchanged for the purposes of the arbitration; and (v) the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this section, a Party may disclose such Confidential Information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under section 9.2.

8.	OPERATION OF THE PROPERTY

8.1	Owner to Determine Operations. The Owner will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Owner will owe the Royalty Holder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Owner may determine in its sole and unfettered discretion.

8.2	Commingling. Commingling of Products from the Property with other ores, doré, concentrates, metals, minerals or mineral by-products produced elsewhere is permitted if either: (i) written consent is provided by the Royalty Holder, such consent not to be unreasonably withheld, delayed or conditioned, or (ii) the Royalty Holder’s rights are not disadvantaged as a result of the commingling.

9.	MISCELLANEOUS

9.1	Other Activities and Interests. This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property. Each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other Party to participate therein including activities involving mineral claims or mineral leases adjoining the Property.

9.2	Confidentiality. All information, data, reports, records, analyses, economic and technical studies and test results relating to the Property and the activities of the Owner or any other party thereon and the terms and conditions of this Agreement, all of which will herein be referred to as “Confidential Information”, will be treated by the Royalty Holder as confidential and will not be disclosed to any person not a party to this Agreement, except in the following circumstances:

(a)	the Royalty Holder may disclose Confidential Information to its auditors, legal counsel, institutional lenders, financiers, strategic partners, brokers, underwriters and investment bankers, provided that such non-party users are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality thereof and are strictly limited in their use of the Confidential Information to those purposes necessary for such non-party users to perform the services for which they were retained by the Royalty Holder;

(b)	the Royalty Holder may disclose Confidential Information to prospective purchasers of the Royalty Holder’s right to receive the Royalty or other rights under this Agreement, provided that each such prospective purchaser first agrees in writing to hold such information in confidence and be liable for any breach of such obligation, in accordance with this section and to use it exclusively for the purpose of evaluating its interest in purchasing such Royalty or other rights;

(c)	the Royalty Holder may disclose Confidential Information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements; or

(d)	with the approval of the Owner.

Any Confidential Information that becomes part of the public domain by no act or omission in breach of this section will cease to be Confidential Information for the purposes of this section. The Royalty Holder shall use commercially reasonable efforts to enforce the duty of confidentially owed to the Royalty Holder by any Person to whom the Royalty Holder discloses the Confidential Information.

9.3	No Partnership. This Agreement is not intended to, and will not be deemed to, create any partnership relation between the Parties including without limitation, a joint venture, mining partnership or commercial partnership. The obligations and liabilities of the Parties will be several and not joint, and none of the Parties will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing herein contained will be deemed to constitute a Party, the partner, agent, joint venturer or legal representative of the other Party.

9.4	No Waivers. No waiver of or with respect to any term or condition of this Agreement shall be effective unless it is in writing and signed by the waiving Party, and then such waiver shall be effective only in the specific instance and for the purpose for which given. No course of dealing between the Parties, nor any failure to exercise, nor any delay in exercising, on the part of any one Party hereunder, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5	Time of the Essence. Time shall be of the essence in the performance of any and all of the obligations of the Parties hereunder, including without limitation, the payment of monies.

9.6	Further Assurances. Each Party will, at the request of another Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effect the purposes and intent of this Agreement.

9.7	Rule Against Perpetuities. In the event a court of competent jurisdiction determines that any provision of this Agreement violates the statutory or common law Rule Against Perpetuities, then such provision shall automatically be revised and reformed as necessary to comply with the Rule Against Perpetuities and this Agreement shall not be terminated solely as a result of a violation of the Rule Against Perpetuities.

9.8	Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and promises in respect thereto being hereby expressly rescinded and replaced hereby. No modification or alteration of this Agreement will be effective unless in writing executed subsequent to the date hereof by the Parties. No prior written or contemporaneous oral promises, representations or agreements are binding upon the Parties. There are no implied covenants contained herein.

9.9	Notice. Any notice, demand, consent or other communication (“Notice”) given or made under this Agreement:

(a)	must be in writing and signed by a person duly authorized by the sender;

(b)	must be delivered to the intended recipient by hand, by overnight courier or by email to the address or email address below or the address or email address last notified by the intended recipient to the sender:

If to the Owner:

[●]

Attention:	[●]
Address:	[●]

Email:	[●]

If to the Royalty Holder:

Gold Royalty Corp.

Attention:	Josephine Man
Address:	1830-1030 West Georgia Street,
Vancouver, British Columbia, Canada V6E 2Y3
Email:

(c)	will be deemed to be duly given or made when delivered;

but if the result is that a Notice would be deemed to be given or made on a day which is not a Business Day in the place to which the Notice is sent or is later than 4:00 pm (local time at the place of delivery), it will be deemed to have been duly given or made at the commencement of business on the next Business Day in that place.

9.10	Counterparts. This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.

9.11	Parties in Interest. This Agreement will enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

SIGNATURE BLOCKS APPEAR ON NEXT PAGE

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date and year first above written.

[●]

By:
Name:
Title:

GOLD ROYALTY CORP.

By:
Name:
Title:

SCHEDULE “A”

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